Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Investment Trust
333-03715, 811-07619

A special meeting of the shareholders of Nuveen
Moderate Allocation Fund (the  Fund ), a series of
Nuveen Investment Trust, was held on December 16,
2011.

The purpose of the meeting was to approve a reorganization of the Fund into Nuveen Strategy
Balanced Allocation Fund, a series of Nuveen
Strategy Funds, Inc.

The results of the shareholder vote of were as follows:

<c> Moderate Allocation Fund
To approve an Agreement and
Plan of Reorganization (and the
related transactions) which
provides for (i) the transfer of all
the assets of the Acquired Fund
to Nuveen Strategy Balanced
Allocation Fund (the  Acquiring
Fund ) in exchange solely for
voting shares of common stock
of the Acquiring Fund and the
assumption by the Acquiring
Fund of all the liabilities of the
Acquired Fund; and (ii) the
distribution by the Acquired
Fund of all the shares of each
class of the Acquiring Fund to
the holders of shares of the
corresponding class of the
Acquired Fund in complete
liquidation and termination of
the Acquired Fund.


   For
                     948,633
   Against
                       19,918
   Abstain
                       58,190
   Broker Non-Votes
                               -
      Total
                  1,026,741

Proxy materials are herein incorporated by reference to the SEC filing on October 24, 2011, under Conformed Submission Type N 14A, accession number 0001193125-11-277501.